Exhibit 99.1

Ensysce Biosciences Announces Pricing of $4.1 Million Public Offering

SAN DIEGO, CA / ACCESSWIRE / December 7, 2022 / Ensysce Biosciences, Inc. (“Ensysce” or the “Company”) (NASDAQ: ENSC),(OTC PINK: ENSCW), a clinical-stage biotech company applying transformative chemistry to improve prescription drug safety to reduce abuse and overdose, today announced the pricing of an underwritten public offering of 2,900,000 shares of its common stock (or common stock equivalents in lieu thereof) and warrants to purchase up to an aggregate of 5,800,000 shares of common stock at a combined effective public offering price of $1.40 per share of common stock (or pre-funded warrant) and accompanying warrants. Each warrant is exercisable immediately at an exercise price of $1.40 per share and will expire five years following the date of issuance. The Company expects to receive aggregate gross proceeds of approximately $4.1 million from the offering. The offering is expected to close on or about December 9, 2022, subject to satisfaction of customary closing conditions.

Lake Street Capital Markets, LLC is acting as the sole underwriter for the offering.

The Company has also granted the underwriter a 45-day option to purchase up to an additional 342,000 shares of common stock and/or warrants to purchase up to an additional 870,000 shares of common stock at the public offering price, less the underwriting discounts and commission, to cover over-allotments, if any.

20% of the gross proceeds of the offering will be used to repay a portion of the Company’s outstanding convertible notes. The Company intends to use the remaining net proceeds from the offering for the further clinical development of its product candidates and for working capital and other general corporate purposes.

A registration statement on Form S-1 (File No. 333-268038) relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on December 6, 2022. This offering is being made only by means of a prospectus forming part of the effective registration statement. A preliminary prospectus relating to and describing the terms of the offering has been filed with the SEC. Electronic copies of the preliminary prospectus and, when available, copies of the final prospectus relating to the offering may be obtained for free by visiting the SEC’s website at www.sec.gov or by contacting Lake Street Capital Markets, LLC, Attention: Syndicate Department, 920 Second Avenue South, Suite 700, Minneapolis, Minnesota 55402, or by calling (612) 326-1305, or by emailing syndicate@lakestreetcm.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Ensysce Biosciences

Ensysce is a clinical-stage biotech company using its proprietary technology platforms to develop safer prescription drugs. Leveraging TAAPTM and MPAR™, the Company is in the process of developing a unique, tamper-proof treatment option for pain that minimizes the risk of both drug abuse and overdoses. Ensysce’ s products are anticipated to provide safer options to treat patients suffering from severe pain and assist in preventing deaths caused by medication abuse. The platforms are covered by an extensive worldwide intellectual property portfolio for a wide array of prescription drug compositions. For more information, please visit www.ensysce.com.

Definitions

‘PF614 TAAP’: trypsin activated abuse protection - designed to protect against prescription drug abuse.

‘PF614-MPAR’: multi-pill abuse resistance - designed to protect against abuse and accidental overdose.

Forward Looking Statements

Statements contained in this press release that are not purely historical may be deemed to be forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. Without limiting the foregoing, the use of words such as “may,” “intends,” “can,” “might,” “will,” “expect,” “plan,” “possible,” “believe” and other similar expressions are intended to identify forward-looking statements. All forward-looking statements are based on estimates and assumptions by Ensysce’s management that, although Ensysce believes to be reasonable, are inherently uncertain. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that Ensysce expected, including, among other things, the satisfaction of customary closing conditions related to the public offering; the intended use of proceeds from the public offering; the initiation and conduct of preclinical studies and clinical trials; the timing and availability of data from preclinical studies and clinical trials; expectations for regulatory submissions and approvals; potential safety concerns related to, or efficacy of, Ensysce’s product candidates; the availability or commercial potential of product candidates; the ability of Ensysce to fund its continued operations, including its planned clinical trials; the dilutive effect of stock issuances from our fundraising; and Ensysce’s and its partners’ ability to perform under their license, collaboration and manufacturing arrangements. These statements are also subject to a number of material risks and uncertainties that are described in Ensysce’s most recent quarterly report on Form 10-Q and current reports on Form 8-K, which are available, free of charge, at the SEC’s website at www.sec.gov. Any forward-looking statement speaks only as of the date on which it was made. Ensysce undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required under applicable law.

Ensysce Biosciences Company Contact

Lynn Kirkpatrick, Ph.D.

Chief Executive Officer

(858) 263-4196

Ensysce Biosciences Investor Relations Contact:

MZ Group North America

Shannon Devine

203-741-8811

ENSC@mzgroup.us